United States
Securities and Exchange Commission
Washington, DC 20549
___________

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☑

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Consent Revocation Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))
☐ Definitive Consent Revocation Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2009, by action of the Board of Directors (the “Board”) of Presidential Life Corporation (the “Corporation”), Herbert Kurz was removed as Chairman of the Corporation, effective immediately.  Also by action of the Board, Charles Snyder was removed from the position of Chief Financial Officer of the Corporation, effective as of December 9, 2009.

Also by action of the Board, Dominic F. D’Adamo, age 62, was appointed Acting Chief Financial Officer of the Corporation, effective as of December 9, 2009.  Mr. D’Adamo was, most recently, Senior Vice President of Finance at EmblemHealth Inc. from 2003 to 2008.  Previously, he was Managing Director and Corporate Controller of Marsh Inc. from 1976 to 2003.  Mr. D’Adamo has a M.B.A. and a B.B.A. from Baruch College of the City University of New York.  He is a licensed CPA and a member of the American Institute of Certified Public Accountants.  Mr. D’Adamo also served as a member of the AICPA Insurance Agents & Brokers Task Force.

The Corporation issued a press release announcing the removals of Mr. Kurz and Mr. Snyder and the appointment of Mr. D’Adamo.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01        Other Events.

On December 7, 2009, the Corporation issued a press release announcing that it had mailed its consent revocation statement and soliciting materials to stockholders in connection with the consent solicitation initiated by Herbert Kurz.  A copy of this press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)     Exhibits:

Exhibit Number	Description

99.1	Press Release, issued by Presidential Life Corporation on December 10, 2009

99.2	Press Release, issued by Presidential Life Corporation on December 7, 2009

Exhibit Index

Exhibit Number	Description

99.1	Press Release, issued by Presidential Life Corporation on December 10, 2009

99.2	Press Release, issued by Presidential Life Corporation on December 7, 2009